Letter to Shareholders

FISCAL Q3| 2024

SUPER LEAGUE

LEADING THE FUTURE OF IMMERSIVE ENGAGEMENT



NASDAQ: SLE

November 14, 2024

Fellow Shareholders,

I'm excited to provide an update on Super League's third quarter performance, operating highlights, and most notably, our announced transformative binding agreement with Infinite Reality to merge our dynamic, world-class audience assets. Infinite Reality (iR) is powering the next generation of digital media, commerce, and community through AI, spatial computing, and other immersive technologies. With the backing of an impressive roster of investors, iR is aligned with our core vision and mission of the inevitability of an immersive web and commitment to provide brands and IP owners the tools and capability to connect with the next generation that is digitally native through immersive experiences and commerce. Together, we stand at the brink of a game-changing transaction that will transform us into a "new company" come January 1st fueled by a more diverse portfolio of assets and a significant strategic investment providing the company with a strong balance sheet as we execute our forward strategy.

SUPER LEAGUE

However, this union goes beyond merging assets and investment; it is about shaping the future of digital and physical interaction and commerce. Super League is a bridge builder. We currently provide a bridge for advertisers into these new, massive interactive social channels as the effectiveness of traditional media plateaus. We teach them to speak the language of 3D engagement – this is the language of younger generations and an imperative for forward customer acquisition and delight. With our newly enhanced portfolio of assets, we will be a leading global audience network at the intersection of pop culture and entertainment, providing immersive marketing solutions for brands and IP owners to engage younger generations and deliver ROI-based outcomes. And with iR, we will have a new bridge to build as we walk our brand partners from existing 3D platforms into the suite of tools and technology iR is developing to enable brands to build their own immersive .com experiences to fully own and control their consumer's journey. We see many areas of synergy between Super League and iR, from the cross-pollination of sales pipelines and brand partner pursuits, through to ways we can accelerate our product development roadmaps.

So, let's be specific about this transformational transaction. Included in the asset transfer from Infinite Reality, Super League will be granted a worldwide perpetual, exclusive license to produce events and sell sponsorships for the Drone Racing League (DRL), a tech-driven global sports property with over 100 million young fans across 170 countries. Drone Racing League's multi-platform approach, including live events, video games, and esports, provides unique engagement opportunities for brands targeting Gen Z and Millennials. This coming February, DRL, in partnership with the U.S. Air Force, will host the World Championship Racing invitational in Miami, Florida. This premier event boasts a massive global audience demonstrating the opportunity to cross-sell with our audience and combined assets to draw brands into this ecosystem. In addition to DRL, upon completion of the transaction, we will assume ownership of the following assets that further bolster our reach and digital marketing capabilities:

- **Thunder Studios:** A Los Angeles based Emmy Award-winning production company offering state-of-the-art facilities for immersive content creation.
- **Talent X:** A creator-first talent management firm, crafting strategies and relationships enabling brand amplification through a slate of engaging influencers.
- **Fearless Media:** A digital media agency specializing in entertainment, retail, education, and technology verticals.


A LEADING, GLOBAL AUDIENCE NETWORK AT THE INTERSECTION
OF POP CULTURE AND ENTERTAINMENT ENABLING BRANDS AND IP OWNERS
TO ENGAGE GEN ALPHA, GEN Z AND MILLENNIALS
WITH IMMERSIVE EXPERIENCES THAT DELIVER ROI-BASED OUTCOMES.
DRL
TALENTX
SUPER LEAGUE
FEARLESS.
THUNDER

And to further cement the commitment between Super League and iR, we recently announced the following additional steps ahead of the greater transaction targeted for completion by year-end:

- A recently completed $1.0 million direct investment into Super League from Infinite Reality.
- An initial share exchange which will result in ownership of 9.9% of our common stock.
- The appointment of Clark Callander, iR's Chairman, to the Super League Board of Directors.

Turning to our third quarter 2024 financial results, macro headwinds characterized by soft consumer spending and corresponding ad sales along with some deferred launches at the advertisers' election continued to create a challenging environment. Our revenue remained relatively flat, but pacing behind 2023. And as we have talked about before, this year we have focused on our march to profitability which means that not every revenue dollar is of equal value. We prioritized higher margin programs that worked inside of our materially leaned down organization. The most important headline from our previous quarter was our continued reductions in operating expenses and losses. In Q3, we achieved a 30% proforma operating expense reduction relative to same quarter prior year and a 27% proforma net loss reduction for the same time period. And as we look toward the new company that we will be post our anticipated iR transaction, we are doing the work now to prepare for the company we will become, and ensuring that our organization and cost base is consistent with our future direction. We will be a digital and physical experiential content and production engine offering a sizable increase in annual topline revenues and a fit-for-purpose team and expense load to accelerate profitability. Finally, we should note that this week we shored up our balance sheet with a $1.85 million mid-term working capital facility to provide funding in our advancement toward our transaction with Infinite Reality.

We continue to see a pipeline of blue-chip brands choosing Super League as their immersive and interactive solutions provider and Q3 was no exception, proven through our activations with the International Olympic Committee, Visa, Maybelline, Google and Universal Pictures. Launching Google game experiences that educate young consumers about internet literacy and personal data protection is a use case demonstrating that what brands can achieve with our audiences is boundless. Anything that can happen experientially in real life has a place for a virtual twin in our universe, from art and education, to sports and entertainment, to community and commerce. And our programs with Visa to recreate both the Olympic Village and the Louvre were valued at approximately $2.0 million, up from about $120,000 of Visa spend with us in 2023.

Additionally, pipeline health remains strong as a key leading indicator. We currently have $22.0 million in near-term pursuits with six $1.0 million+ deals and an additional six programs in the $500,000 to $1.0 million range. Some notable new entrants in our pursuits include Sephora, Regal Cinemas and Dominos. And an interesting pipeline highlight, we have the strongest line of sight into Q1 2025 bookings ever in our history. We attribute this to what we believe is a positive shift to our business model. Brands are engaging with us for longer, more persistent solutions that are more annual in nature, offering recurring revenue that begins to smooth out the historic seasonality of our revenues. And these longer, larger programs often come with additional revenue streams for strategic consultation and/or monthly operating fees, such as the work we are performing for Lionsgate and Paramount. We expect the trend of larger deal sizes with more predictable, steady revenue streams to continue to ultimately drive greater shareholder value. As well, while we continue to see a steady stream of repeat brands, we are not satisfied with our overall effectiveness. We continue to push for faster market adoption through our pop-up immersive experience products that drive up margins. Additionally, we need to get more out of our sales force. A top seller can achieve $3.0 to $4.0 million in annual revenues – that is our target, and we must accelerate the ramp time for a top-tier sales force.

Recent Partner Program Highlights

Turning to recent operating highlights. We continued to attract repeat business as brands increasingly establish a more persistent and recurring presence in immersive world platforms as part of their digital media strategy. For example, we furthered our existing partnership with Clark's, bringing new content to their Playprints Simulator on Roblox, with the creation of free limited edition UGC items of the Clark's X Stranger Things collection. This also showcased our Unlockables product which offers marketers the ability to reward users for engaging in targeted behavior, both on and off gaming platforms like Roblox, Fortnite, and Minecraft. Gaming fans can sign up for virtual avatar items and other rewards at no cost, offering users the chance to complete online quests to unlock rewards from their favorite creators and brands. With Clarks, we delivered a compelling reason to consider making an e-commerce or real-world purchase, delivering a next-generation digital marketing solution that drives a clear business outcome.

As Super League leads the charge of creating captivating immersive experiences for this new digital media realm, we also want to ensure its safety for children. This is why we partnered up with Google to help launch their first original game "Be Internet Awesome World", an action-adventure journey through some of Google's principles, such as


ESPN
ISLANDS
ISLAND CODE: 4481-0077-4190
ESPN
ISLANDS
CREATED IN FORTNITE

Google's internet safety and civility curriculum. Parents and teachers seeking best practices and resources can navigate new gaming platforms as they prepare for important conversations about online safety with their children and students.

Expanding our reach across various gaming platforms, we recently launched ESPN Football Island on Fortnite Creative. This groundbreaking experience features a unique play on football, allowing players to access exclusive unlockable cosmetics and special features like, UFC "Boxtagon" and "The Ocho Obstacle Sprint," or partake in "Touchdown Rush," a multiplayer competitive mode. Players also experience a warm welcome from iconic ESPN anchors Randy Scott and Gary Striewski from the SportsCenter set.

Earlier in Q3, there was perhaps no better example of the excitement and breadth of our offerings than the work we launched in partnership with Visa and the International Olympic Committee for the Olympic Games in Paris. The dedicated “Olympic World” we helped build provided the opportunity to showcase the growth of immersive and 3D virtual engagement since the last Olympics, while allowing Super League to showcase our innovative products and technology through a global experience on Roblox to unite Olympic fans. The historic first Olympic Roblox experience features Olympic and Paralympic intellectual property offering players the virtual space to explore the Olympic spirit through various games, activities, quests, and events, including Olympic-inspired mini-games and access to virtual products in the Olympic Shop. With over 77 million daily active users on Roblox from 190 countries, more than half of whom are Gen Z, this initiative engaged a global audience increasingly connecting in the virtual world.

And an exciting announcement just last week, our partnership with Paramount launching Gladiator Gauntlet on Unreal Engine Fortnite Edition ahead of the highly anticipated Gladiator II movie release for yet another example of how Super League enables brands to achieve digital to physical crossover for end-to-end immersion. Gladiator Gauntlet immerses players in the Roman Empire in 230 A.D. to battle in the iconic Colosseum, designed from a live art scan of its physical counterpart in Rome, Italy. The experience also challenges players to fight through a series of trials in other high fidelity arenas inspired by stadiums and locations featured in the movie modeled after Ancient Rome.

As we continue to push the boundaries of innovation, we also continue to receive recognition for our work, and were proud to accept multiple W3 awards this year. W3 Awards celebrate digital excellence across multiple platforms by the Academy of Interactive & Visual Arts. Our iconic projects that were awarded include, The Hamilton Simulator, a Silver Winner in the Emerging Tech - Creative Innovation - Metaverse or Game Brand Integration category and Visa Live at Le Louvre, a Silver Winner in Virtual & Immersive Experiences-Immersive. This is also a testament to our ability to work with key partners to bring these experiences to life including Adventureland, EverGame Media, Small World Games, and Visa who contributed to their success.


ISLAND CODE:
9943-2806-4759
GLADIATOR II
GAUNTLET

Third Quarter 2024 Financial Results

Revenue for the three months ended September 30, 2024 totaled $4.4 million, compared to $7.2 million in the third quarter of 2023. The decrease in revenue reflected a mix of industry softness in ad sales, stemming from macro environmental factors including consumer spending softness, continued market education and adoption of immersive platforms as a marketing channel, the shift of certain revenues and program start delays to future periods by advertisers, and a reduction in Minehut related media sales revenues in connection with the sale of our Minehut digital property in the first quarter of 2024.

Inside of our immersive experience and media solutions offering, we have two key components which work in tandem to deliver an advertisers' full set of campaign objectives:

- Media and advertising revenue decreased $1.3 million, or 47%, to $1.5 million, compared to $2.9 million in the comparable prior year quarter. The change primarily reflected a $1.0 million decrease in influencer

marketing revenue and a $522,000 decrease in on-platform related media sales revenue, partially offset by a $174,000 increase in off-platform related media sales revenue. The decrease in on-platform related media revenue also reflects the impact of the sale of our Minehut assets in the first quarter of 2024, and the treatment of 60% of Minehut related media direct net sales amounts as a reduction of the receivable established in connection with the asset sale, during the current year quarter. Minehut related media sales revenue for the third quarter of 2023 totaled $269,000.

- Publishing and content studio revenue decreased $1.3 million, or 33%, to $2.6 million, compared to $4.0 million in the comparable prior year quarter, driven primarily by a net $0.9 million decrease in custom game development and immersive experience related revenues. Revenues for the three months ended September 30, 2024 included revenues from immersive experiences for the International Olympic Committee ("IOC"), Google, Inc., DreamWorks: The Wild Robot, Hi-Chew, American Egg Board, Bandi Namco, Maybelline and Old Navy, among others. Revenues for the three months ended September 30, 2023 included $1.3 million of revenues for the Kraft Lunchables custom game development experience.

Third quarter 2024 direct to consumer revenue decreased $102,000, or 29%, to $247,000, compared to $349,000 in the comparable prior year quarter. The decrease primarily reflects the impact of the sale of our Minehut assets in the first quarter of 2024, which prior to the sale, generated direct to consumer Minecraft server related subscription revenues for the Company. Minehut direct to consumer related revenues for the three months ended September 30, 2023 totaled $127,000.

Third quarter 2024 cost of revenue decreased $1.9 million, or 42% to $2.7 million, compared to $4.7 million in the comparable prior year quarter, driven primarily by the 38% decrease in quarterly revenues for the same periods. The greater than proportional change in cost of revenue was due to the impact of partial delivery under a significant custom integration and platform media revenue contract with a customer that had a higher average direct cost profile, compared to the other programs that generated revenues during the third quarter of 2023.

GAAP operating expense in the third quarter of 2024 decreased $1.9 million, or 26% to $5.2 million, compared to $7.0 million in the comparable prior year quarter. The decrease in GAAP operating expense was driven by a 60% reduction in cloud services and other technology platform costs, a 61% decrease in engineering personnel costs, and a 30% decrease in general and administrative personnel costs, reflecting the impact of related personnel and other cost reduction activities, including the impact of the sale of our Minehut assets. In addition, the decrease also reflected a $618,000, or 50% decrease in noncash amortization expense due to the write-down of our Microsoft partner relationship, Minecraft Server, and InPvP developed technology related intangible assets as of December 31, 2023.

Excluding noncash stock compensation expense, intangible asset amortization expense, mark to market related fair value adjustments, and other noncash charges (collectively, "noncash charges and credits"), totaling $968,000, operating expense for the three months ended September 30, 2024 and 2023 was $4.2 million and $6.0 million, respectively, reflecting a $1.8 million, or 30% decrease compared to the prior year quarter, reflecting the impact of our ongoing focus on cost reductions and operating efficiencies.

On a GAAP-basis, net loss in the third quarter of 2024 was $3.6 million or $(0.54) per share, compared to a net loss of $3.0 million, or $(3.19) per share, in the comparable prior year quarter. The numerator utilized in the calculation of net loss per share for the three months ended September 30, 2024 included noncash common stock dividends paid in connection with outstanding preferred stock, with a total fair value of $1.7 million, which is also included as a charge to accumulated deficit for the three months ended September 30, 2024. The numerator utilized in the calculation of net loss per share for the three months ended September 30, 2023 included noncash deemed dividends in connection with outstanding preferred stock, with a total fair value of $6.4 million.

Pro forma net loss for the third quarter of 2024, which excludes the impact of noncash charges and credits, was $2.5 million, or $(0.25) per share, compared to a pro forma net loss of $3.4 million, or $(1.16) per share, in the comparable prior year quarter, further evidence of the effectiveness of the operating expense reduction measures we began instituting in the back half of 2022.

As of September 30, 2024, we reported $289,000 in cash with no material debt, as compared to $7.6 million as of December 31, 2023. In October and November 2024, we raised gross proceeds of $2.8 million through a combination of equity and debt financings, to continue to support our cash and working capital position. As previously announced, our pending transaction with Infinite Reality includes a strategic investment of up to $20 million in cash to continue to invest in the growth of the business.

Summary

Looking ahead, we remain focused on redefining gaming as an immersive media channel for global brands.

Our product and technology approach is how we scale market adoption to introduce more advertisers to our 10,000 game realms and 160 million strong monthly unique player audience. Bolstered by the addition of Infinite Reality's audience assets, a new day is on the horizon that we believe will transform the collective entity into a leading global entertainment audience network strongly capitalized for growth. We are looking forward and see a bright future just ahead of us.

We thank you for your interest and ongoing support and will plan to hold a corporate update event to provide additional details following the closing of the greater transaction.

In Super League,



Ann Hand
CEO of Super League

About Super League

Super League (Nasdaq: SLE) is redefining the gaming industry as a media channel for global brands. As a leading end-to-end immersive content partner, Super League enables marketers, advertisers, and IP owners to reach massive audiences through creativity, innovation, and gameplay within the world's largest immersive platforms. Boasting an award-winning development studio, a vast community of native creators, and a proprietary suite of tools that maximize user engagement, Super League is a one-of-a-kind holistic solutions provider. Whether a partner is focused on building a world-class creative experience, achieving lift in brand awareness, inspiring deeper customer loyalty, or finding new sources of revenue, Super League is at the forefront - always pioneering within immersive worlds. For more, go to superleague.com.

Basis of Presentation. The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, certain information and footnotes required by U.S. GAAP in annual financial statements have been omitted or condensed in accordance with quarterly reporting requirements of the Securities and Exchange Commission ("SEC"). These interim condensed consolidated financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 15, 2024.

SUPER LEAGUE ENTERPRISE, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2024	December 31, 2023
Assets		
Cash and cash equivalents	$ 289,000	$ 7,609,000
Accounts receivable	4,515,000	8,287,000
Prepaid expenses and other current assets	782,000	862,000
Total current assets	**5,586,000**	**16,758,000**
Property and equipment, net	37,000	70,000
Intangible assets, net	4,698,000	6,636,000
Goodwill	1,864,000	1,864,000
Other receivable - noncurrent	395,000	-
Total assets	**$ 12,580,000**	**$ 25,328,000**
Liabilities		
Accounts payable and accrued expenses	$ 5,927,000	$ 10,420,000
Accrued contingent consideration	268,000	1,812,000
Promissory note - contingent consideration	1,765,000	-
Contract liabilities	154,000	339,000
Secured loan—Accounts receivable facility	-	800,000
Total current liabilities	**8,114,000**	**13,371,000**
Accrued contingent consideration - noncurrent	-	396,000
Warrant liability	947,000	1,571,000
Total liabilities	**9,061,000**	**15,338,000**
Stockholders' Equity		
Preferred stock—par value	-	-
Common stock—par value	89,000	81,000
Additional paid-in capital	267,081,000	258,923,000
Accumulated deficit	(263,651,000)	(249,014,000)
Total stockholders' equity	**3,519,000**	**9,990,000**
Total liabilities and stockholders' equity	**$ 12,580,000**	**$ 25,328,000**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended September 30, 2024	2023
REVENUE	$ 4,431,000	$ 7,195,000
COST OF REVENUE	(2,706,000)	(4,655,000)
GROSS PROFIT	**1,725,000**	**2,540,000**
OPERATING EXPENSES		
Selling, marketing and advertising	2,397,000	3,161,000
Engineering, technology and development	914,000	2,066,000
General and administrative	1,935,000	2,271,000
Contingent consideration	(68,000)	(462,000)
TOTAL OPERATING EXPENSES	**5,178,000**	**7,036,000**
NET OPERATING LOSS	**(3,453,000)**	**(4,496,000)**
OTHER INCOME (EXPENSE)		
Change in fair value of warrant liability	198,000	1,512,000
Loss on extinguishment of liability	(336,000)	-
Interest expense	(45,000)	-
Other	4,000	-
OTHER INCOME (EXPENSE)	**(179,000)**	**1,512,000**
LOSS BEFORE PROVISION FOR INCOME TAXES	**(3,632,000)**	**(2,984,000)**
PROVISION FOR INCOME TAXES	**-**	**-**
NET LOSS	**$ (3,632,000)**	**$ (2,984,000)**
Net loss attributable to common stockholders - basic and diluted		
Basic and diluted net loss per common share	$ (0.54)	$ (3.19)
Weighted-average number of common shares outstanding, basic and diluted	**9,920,278**	**2,957,271**
Fair value of preferred stock related common stock dividends included in numerator of loss per share calculation	**1,694,000**	**6,446,000**

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended September 30, 2024	2023
GAAP net loss	$ (3,632,000)	$ (2,984,000)
Add back:		
Non-cash stock compensation	356,000	642,000
Non-cash amortization of intangibles	610,000	1,228,000
Change in fair value of warrant liability	(198,000)	(1,512,000)
Other	338,000	(813,000)
Proforma net loss	**$ (2,526,000)**	**$ (3,439,000)**
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.25)	$ (1.16)
Non-GAAP weighted-average shares — diluted	**9,920,278**	**2,957,271**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)	Nine Months Ended September 30, 2024	2023
Operating Activities		
Net loss	$ (11,347,000)	$ (17,056,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	1,953,000	3,929,000
Stock-based compensation	986,000	2,175,000
Loss on intangible asset disposal	-	2,284,000
Change in fair value of warrant liability	(1,104,000)	(2,552,000)
Gain on sale of intangible assets	(144,000)	-
Change in fair value of contingent consideration	(158,000)	(527,000)
Fair value of noncash legal settlement and other noncash charges	794,000	-
Amortization of original issue discount on convertible notes	-	40,000
Loss on extinguishment of liability	336,000	-
Changes in assets and liabilities		
Accounts receivable	3,772,000	(1,661,000)
Prepaid expenses and Other Assets	263,000	(194,000)
Accounts payable and accrued expenses	(3,309,000)	1,542,000
Accrued contingent consideration	(17,000)	(1,802,000)
Contract liabilities	(185,000)	225,000
Deferred taxes	-	(313,000)
Accrued interest on notes payable	-	(180,000)
Net Cash Used in Operating Activities	**(8,160,000)**	**(14,090,000)**
Investing Activities		
Cash paid in connection with Melon Acquisition, net	-	(150,000)
Purchase of property and equipment	(23,000)	(8,000)
Capitalization of software development costs	(434,000)	(483,000)
Acquisition of other intangibles	-	(17,000)
Net Cash Used in Investing Activities	**(457,000)**	**(658,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	2,129,000	12,060,000
Proceeds from issuance of common stock, net of issuance costs	-	1,885,000
Payments on convertible notes	-	(539,000)
Accounts receivable facility advances	1,033,000	-
Payments on accounts receivable facility	(1,833,000)	-
Other	(32,000)	-
Net Cash Provided by Financing Activities	**1,297,000**	**13,406,000**
Net Increase (Decrease) in Cash and Cash Equivalents	(7,320,000)	(1,342,000)
Cash and Cash Equivalents at Beginning of the Period	7,609,000	2,482,000
Cash and Cash Equivalents at End of the Period	**$ 289,000**	**$ 1,140,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League’s growth strategies, the ability to actualize the benefits of the acquisition of Melon, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the year ended December 31, 2023, including the possibility that the expected benefits, particularly from our acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the

year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma operating expense, proforma net loss and proforma net loss per share, financial measures that are consider ed non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial inf ormation prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash intangible asset and goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash charges and credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash intangible asset and goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash charges and credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the v aluation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation charges that are or may be recurring for the foreseeable future. In addition, non -cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us

Media Contact
Sage D'Amico
Moxie Group
superleague@moxiegrouppr.com

SUPER LEAGUE

